                                                                    Exhibit 12.1

                                 COINSTAR, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             1999          1998          1997          1996         1995
                         ------------  ------------  ------------  ------------  -----------
EARNINGS:
 Net loss............... $(21,372,770) $(23,972,872) $(29,593,362) $(15,967,335) $(6,168,715)
ADD BACK FIXED
 CHARGES:
 Interest expense
  including amortization
  of deferred financing
  costs.................   11,314,177    10,816,858     9,821,619     2,661,374      207,687
 Assumed interest
  component of rent
  expense (1)...........      454,261       454,594       297,095       120,187       99,843
                         ------------  ------------  ------------  ------------  -----------
   Total fixed charges..   11,768,438    11,271,452    10,118,714     2,781,561      307,530
                         ------------  ------------  ------------  ------------  -----------
 Adjusted earnings...... $ (9,604,332) $(12,701,420) $(19,474,648) $(13,185,774) $(5,861,185)
                         ============  ============  ============  ============  ===========
 Ratio of earnings to
  fixed charges.........        (0.82)        (1.13)        (1.92)        (4.74)      (19.06)
                         ============  ============  ============  ============  ===========
 Deficiency of earnings
  to fixed charges...... $(21,372,770) $(23,972,872) $(29,593,362) $(15,967,335) $(6,168,715)
                         ============  ============  ============  ============  ===========

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(1)  Estimated as one-third of operating lease rent expenses.